As filed with the Securities and Exchange Commission on March 11, 2024

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
Registration Statement
under
The Securities Act of 1933

TPG Inc.
(Exact name of registrant as specified in its charter)

Delaware	301 Commerce Street, Suite 3300 Fort Worth, TX 76102	87-2063362
(State or other jurisdiction of incorporation or organization)	(Address of principal executive offices, including zip code)	(I.R.S employer identification no.)

TPG INC. OMNIBUS EQUITY INCENTIVE PLAN
(Full title of the plan)

Bradford Berenson, Esq.
General Counsel
345 California Street, Suite 3300
San Francisco, CA 94104
(Name and address of agent for service)

(415) 743-1500
(Telephone number, including area code, of agent for service)

With a copy to:

John J. Cannon III, Esq.
Gillian Emmett Moldowan, Esq.
Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
(212) 848-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

This Registration Statement registers an additional 21,980,027 shares of the Registrant’s Class A common stock, $0.001 par value per share (the “Common Stock”), that may be offered and sold under the TPG Inc. Omnibus Equity Incentive Plan (the “Plan”). These additional shares of Common Stock are additional securities of the same class as other securities for which an original registration statement (File No. 333-262140) on Form S-8 was filed with the Securities and Exchange Commission (the “Commission”) on January 13, 2022, and a subsequent registration statement (File No. 333-269137) on Form S-8 was filed with the Commission on January 6, 2023. The number of shares of Common Stock available for issuance under the stockholder-approved Plan is subject to an automatic annual increase on the first day of each of the Registrant’s fiscal years beginning on January 1, 2023 and ending on the last January 1st during the initial ten-year term of the Plan, by an amount equal to the amount (if any) by which (a) 10% of the aggregate number of outstanding shares of Common Stock on a fully converted and diluted basis (assuming the redemption of all then outstanding common units and promote units of the TPG Operating Group) on the last day of the immediately preceding fiscal year exceeds (b) the aggregate number of shares of Common Stock available for issuance under this Plan, unless the administrator of the Plan should decide to increase the number of shares of Common Stock available under this Plan by a lesser amount. For 2024, the administrator authorized an increase of 21,980,027 shares of Common Stock under the Plan, consisting of the full increase allowed pursuant to the Plan’s evergreen provision.

Part I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act.

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on February 23, 2024 (File No. 001-41222);
(b)	The Registrant’s Current Reports on Form 8-K filed with the Commission since December 31, 2023 (other than portions of those documents furnished or otherwise not deemed to be filed); and
(c)	The description of the Registrant’s securities contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-41222) filed with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on January 13, 2022, including any other amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents; provided, however, that information deemed to have been furnished and not filed shall not be deemed to be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. It further provides that the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL. Such expenses, (including attorneys’ fees) incurred by former directors and officers or other persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(g) of the DGCL specifically allows a Delaware corporation to purchase liability insurance on behalf of its directors and officers and to insure against potential liability of such directors and officers regardless of whether the corporation would have the power to indemnify such directors and officers under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provisions shall not eliminate or limit the liability of (1) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (2) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) a director under Section 174 of the DGCL, (4) a director or officer for any transaction from which the director or officer derived an improper personal benefit, or (5) an officer in any action by or in the right of the corporation. No such provision shall eliminate or limit the liability of a director or officer for any act or omission occurring before the date when such provision becomes effective.

Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify the Registrant’s officers and directors under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Registrant’s bylaws provide that, subject to certain exceptions contained therein, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, the Registrant will indemnify and advance expenses on behalf of any and all of its officers and directors. The Registrant’s certificate of incorporation provides that the Registrant’s directors shall not be liable for monetary damages to the Registrant or its stockholders for breach of such director’s fiduciary duty as a director to the fullest extent permitted by the DGCL.

The Registrant has purchased insurance policies which, within the limits and subject to the terms and conditions thereof, cover certain expenses and liabilities that may be incurred by directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as the Registrant’s director or officer.

The Registrant has entered into indemnification agreements with each of its officers (as defined under Rule 16a-1(f) under the Exchange Act) and directors. The indemnification agreements provide officers and directors subject to Section 16 of the Exchange Act with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL, subject to certain exceptions contained in those agreements.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following Exhibit Index is filed as part of this Registration Statement.

EXHIBIT INDEX

Exhibit Number	Description of Document
4.1	Restated Certificate of Incorporation of TPG Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on November 13, 2023 (File No: 001-41222))
4.2	Bylaws of TPG Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on June 12, 2023 (File No.: 001-41222))
5.1*	Opinion of Shearman & Sterling LLP
23.1*	Consent of Deloitte & Touche LLP as to TPG Inc.
23.2*	Consent of Shearman & Sterling LLP (contained in the Opinion filed as Exhibit 5.1)
24.1*	Power of Attorney (contained on the signature pages hereto)
99.1	TPG Inc. Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 99.1 to the Registrant’s Registration Statement on Form S-8, filed with the Commission on January 13, 2022 (File No.: 333-262140))
107*	Filing Fees

* Filed herewith

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant further undertakes that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on March 11, 2024.

TPG INC.

By:	/s/ Jon Winkelried
Name: Jon Winkelried
Title: Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Jon Winkelried, Jack Weingart and Bradford Berenson, each of them severally, his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to sign any related registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 11th day of March 2024.

Signature	Title

/s/ David Bonderman	Founding Partner, Non-Executive Chairman and Director
David Bonderman

/s/ James G. Coulter	Founding Partner, Executive Chairman and Director
James G. Coulter

/s/ Jon Winkelried	Chief Executive Officer and Director (Principal Executive Officer)
Jon Winkelried

/s/ Jack Weingart	Chief Financial Officer and Director (Principal Financial Officer)
Jack Weingart

/s/ Martin Davidson	Chief Accounting Officer (Principal Accounting Officer)
Martin Davidson

/s/ Todd Sisitsky	Director
Todd Sisitsky

/s/ Anilu Vazquez-Ubarri	Director
Anilu Vazquez-Ubarri

/s/ Maya Chorengel	Director
Maya Chorengel

/s/ Jonathan Coslet	Director
Jonathan Coslet

/s/ Kelvin Davis	Director
Kelvin Davis

/s/ Ganendran Sarvananthan	Director
Ganendran Sarvananthan

/s/ David Trujillo	Director
David Trujillo

/s/ Josh Baumgarten	Director
Josh Baumgarten

/s/ Nehal Raj	Director
Nehal Raj

/s/ Jeffery Rhodes	Director
Jeffery Rhodes

/s/ Gunther Bright	Director
Gunther Bright

/s/ Mary Cranston	Director
Mary Cranston

/s/ Deborah M. Messemer	Director
Deborah M. Messemer